Exhibit 99.1

Paylocity adds Linda Breard to Board of Directors

SCHAUMBURG, Ill., October 5, 2023 (GLOBE NEWSWIRE) — Paylocity (Nasdaq: PCTY), a leading provider of cloud-based HCM and payroll software solutions, today announced Linda Breard has joined the Company’s Board of Directors.

“Linda is a strong addition to the Board of Directors,” said Steve Beauchamp, Co-Chief Executive Officer of Paylocity. “Linda’s operational experience as a public company CFO and Board member will be a great asset to our Board and executive team as we continue to grow our business.”

Ms. Breard has over 25 years of leadership experience in finance and accounting. Ms. Breard is a Certified Public Accountant and currently serves as a director at Insight Enterprises, Inc., a publicly traded Fortune 500 global technology company since February 2018, where she is the Audit Committee chair and also serves on the Compensation Committee. Additionally, Ms. Breard serves as a Director for PotlatchDeltic Corporation since October 2015, a publicly traded forest products company, where she is the Audit Committee chair and a member of the Compensation Committee. From February 2017 to July 2017, she served as the Executive Vice President and Chief Financial Officer of Kaiser Foundation Health Plan of Washington, which provides health insurance and medical care. From February 2016 to January 2017, Ms. Breard was the Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization. From 2006 to 2016, she held various positions including Senior Vice President and Chief Financial Officer of Quantum Corporation, a leading data storage company. From 1998 to 2006, she served in a variety of roles for Advanced Digital Information Corporation, a publicly traded technology company, last serving as Vice President, Global Accounting and Finance.

“I’m very excited to join the Paylocity Board of Directors,” said Ms. Breard. “Paylocity provides the most modern software in the human capital management industry and strong client service, all supported by an award-winning culture.”

About Paylocity

Paylocity is a leading provider of cloud-based HCM and payroll software solutions headquartered in Schaumburg, IL. Founded in 1997 and publicly traded since 2014, Paylocity offers an intuitive, easy-to-use product suite that helps businesses tackle today’s challenges while moving them toward the promise of tomorrow. Known for its unique culture and consistently recognized as one of the best places to work, Paylocity accompanies its clients on the journey to create great workplaces and help people achieve their best through automation, data-driven insights, and engagement. For more information, visit www.paylocity.com.

CONTACT: Ryan Glenn
investors@paylocity.com
www.paylocity.com